PARTIES TO CHANGE IN CONTROL AGREEMENT

Larry A. Cates
W. Matthew Carpenter
R.J. Dourney
Janell Jones
Louis A. Kaucic
James W. Kirkpatrick
John F. Koch
David R. Parsley
Mark A. Peterson
Julia A. Stewart
Carin L. Stutz
Douglas D. Waltman